EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) made and entered into this 8th day of August, 2011, to be effective as of August 1, 2011 (the “Effective Date”), by and between Red Mountain Resources, Inc., a Florida corporation, and/or its successors (the “Company”) and John T. Hanley (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company wishes to secure the services of the Employee subject to the contractual terms and conditions set forth herein; and

WHEREAS, the Employee is willing to enter into this Agreement upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties hereto agree as follows:

1.	Employment. The Company hereby agrees to employ the Employee, and the Employee hereby agrees to accept such employment with the Company, all upon the terms and conditions set forth herein.

2.
Term of Employment.  Subject to the terms and conditions of this Agreement, the Employee shall be employed for a term commencing on the Effective Date and ending on the December 31, 2011 (the “Term”) unless sooner terminated as provided for herein.  The Company and Employee intend to commence discussions to amend and/or renew the Agreement no less than sixty (60) days prior to the expiration of the Term.    Unless the Company and Employee have otherwise agreed in writing, if Employee continues to work for the Company after the expiration of the Term, his employment thereafter shall be under the same terms and conditions provided for in this Agreement, except that his employment will be on an “at will” basis and the Company will owe the Employee nothing on termination except for the Base Salary (defined below) which has accrued for services performed to the date of termination and which has not yet then been paid.

3.
Duties, Responsibilities and Capacity.  During the Term, the Employee shall serve in the capacity of Executive Vice President and Director of Finance subject to the supervision of the Company’s Chief Executive Officer and the Board of Directors of the Company (the “Board”).

A.
Primary Duties.  During the Term, and excluding any periods of disability, vacation or sick leave to which the Employee is entitled, the Employee shall devote his full business time, attention and energies to the business of the Company.  During the Term, it shall not be a violation of this Agreement for the Employee to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements and (iii) manage personal investments, so long as in each case such activities do not materially interfere with the performance of the Employee’s responsibilities as an employee of the Company in accordance with this Agreement.

B.
Standard of Performance.  The Employee will perform his duties under this Agreement with fidelity and loyalty, to the best of his ability, experience and talent and in a manner consistent with his duties and responsibilities.

C.
Location.  Employee will perform his duties in one of the Company’s office locations.  Employee shall undertake such occasional travel, within or outside the United States, as is reasonably necessary in the interests of the Company.

4.
Compensation Base Salary.  The Company shall pay the Employee a salary (the “Base Salary”) of $13,750 per month, prorated for partial months of employment.  The Base Salary shall be payable in accordance with the general payroll practices of the Company in effect from time to time.  During the remainder of the Term, the Base Salary may be reviewed by the Board after consultation with the Employee and may from time to time be increased (but not decreased) as solely determined by the Board.  Effective as of the date of any such increase, the Base Salary as so increased shall be considered the new Base Salary for all purposes of this Agreement and may not thereafter be reduced.  Any increase in Base Salary shall not limit or reduce any other obligation of the Company to the Employee under this Agreement.

A.
Annual Performance Bonus.  The Employee may be eligible for annual discretionary bonus awards payable in cash or common stock of the Company, as so determined solely by the Company, based on performance objectives determined annually by the Board.

B.
Long-Term Incentives.  The Employee may be eligible for an initial option award so determined solely by the Company.  The Employee shall be eligible for grants of stock options, restricted stock and/or other long-term incentives in the discretion of the Board on the same basis as other similarly situated employees of the Company under any adopted equity compensation plan.

C.
Benefits. If and to the extent that the Company maintains employee benefit plans (including, but not limited to, pension, profit-sharing, disability, accident, medical, life insurance, and hospitalization plans) (it being understood that the Company may but shall not be obligated to do so), the Employee shall be entitled to participate therein in accordance with the Company’s regular practices with respect to similarly situated employees.  The Company will have the right to amend or terminate any such benefit plans it may choose to establish.

(1)
The Employee shall be entitled to prompt reimbursement from the Company for reasonable out-of-pocket expenses incurred by him in the course of the performance of his duties hereunder, upon the submission of appropriate documentation in accordance with the practices, policies and procedures applicable to other senior executives of the Company.

(2)
The Employee shall be entitled to such vacation, holidays and other paid or unpaid leaves of absence as are consistent with the Company’s normal policies available to other similarly situated employees of the Company or as are otherwise approved by the Board.

5.	Termination of Employment. Notwithstanding the provisions of Section 2 hereof, the Employee’s employment hereunder shall terminate under any of the following conditions:

A.	Death. The Employee’s employment under this Agreement shall terminate automatically upon his death.

B.
Total Disability.  The Company shall have the right to terminate Employee’s employment if the Employee becomes Totally Disabled.  For purposes of this Agreement, “Totally Disabled” means that the Employee is not working and is currently unable to perform the substantial and material duties of his position hereunder as a result of sickness, accident or bodily injury for a period of three months.

C.	Termination by Company for Cause. The Employee’s employment hereunder may be terminated for Cause upon written notice by the Company. For purposes of this Agreement, “Cause” shall mean:

(1)	conviction of the Employee by a court of competent jurisdiction of any felony or a crime involving moral turpitude;

(2)	the Employee’s willful and intentional failure or willful and intentional refusal to follow reasonable and lawful instructions of the Board;

(3)	the Employee’s material breach or default in the performance of his obligations under this Agreement;

(4)
the Employee’s violation of any written policy of the Company, including its insider trading policy and ethics policy, if the Employee knows or should know the action or omission of action by Employee constitutes a violation of such policies; or

(5)
the Employee’s act of misappropriation, embezzlement, intentional fraud or similar conduct involving the Company, or the dishonest action by Employee in his relations with the Company or any of its subsidiaries or affiliates (“dishonest” for these purposes shall mean Employee’s knowingly or recklessly making of a material misstatement or omission for his personal benefit).

Employee may not be terminated for Cause pursuant to subsections (2) and (3) above unless Employee is given written notice of the circumstances constituting “Cause” and a reasonable period to cure such circumstances, which period shall be no less than ten (10) days; provided, however, no more than two cure periods need be provided during any twelve-month period.

D.
Termination for Good Reason.  The Employee’s employment hereunder may be terminated by the Employee for Good Reason on written notice by Employee to the Company.  For purposes of this Agreement, “Good Reason” means the occurrence of any of the following circumstances without the Employee’s consent:

(1)	a material reduction in the Employee’s salary or benefits excluding the substitution of substantially equivalent compensation and benefits;

(2)	a material diminution of the Employee’s duties, authority or responsibilities as in effect immediately prior to such diminution;

(3)	the relocation of the Employee’s principal work location to a location more than 100 miles from its current location of Dallas, Texas; or

(4)	the failure of a successor to assume and perform under this Agreement.

Notwithstanding the foregoing, no Good Reason shall be deemed to exist with respect to the Company’s acts described in subsection (2) above unless the Company is given written notice of the circumstances constituting Good Reason with reasonable particularity and a reasonable period to cure such circumstances, which period shall be no less than ten (10) days; provided, however, that no more than two cure periods need be provided during any twelve-month period.

6.
Payments Upon Termination. Upon termination of Employee’s employment hereunder for any reason as so provided for in Section 5 hereof, the Company shall be obligated to pay and the Employee shall be entitled to receive, within ten (10) days of termination, Base Salary which has accrued for services performed to the date of termination and which has not yet been paid.  In addition, the Employee shall be entitled to any benefits to which he is entitled under the terms of any applicable Employee benefit plan or program, restricted stock plan and stock option plan of the Company, and, to the extent applicable, short-term or long-term disability plan or program with respect to any disability, or any life insurance policies and the benefits provided by such plan, program or policies, or applicable law.

A.	Upon termination of Employee’s employment by the company without Cause or by the Employee for Good Reason, the Company shall be obligated to pay and the Employee shall be entitled to receive:

(1)	all of the amounts and benefits described in the first paragraph of this Section 6; and

(2)	a lump sum payment, within 10 days of termination, equal to the lesser of three (3) months of the Employee’s Base Salary or the Employee’s Base Salary for the remainder of the Term.

Payments under Section 6.B., with the exception of amounts due pursuant to Section 6.B(1), are conditioned on the execution by the Employee of a release of all employment-related claims; provided, however, that such release shall be contingent upon the Company’s satisfaction of all terms and conditions of this Section.

B.	Upon termination of the Employee’s employment upon the death of Employee pursuant to Section 5.A., the Company shall be obligated to pay, and the Employee shall be entitled to receive:

(1)	all of the amounts and benefits described in Section 6.A.; and

(2)	any death benefit payable under a plan or policy provided by the Company.

C.
Upon termination of the Employee’s employment upon the Disability of the Employee pursuant to Section 5.B., the Company shall be obligated to pay, and the Employee shall be entitled to receive all of the amounts and benefits described in Section 6.A.Payments under Section 6C, with the exception of amounts due pursuant to Section 6C(1), are conditioned on the execution by the Employee or the Employee’s representative of a release of all employment-related claims; provided, however, that such release shall be contingent upon the Company’s satisfaction of all terms and conditions of this Section.

D.
Upon voluntary termination of employment by the Employee for any reason whatsoever (other than for Good Reason as described in Section 6B) or termination by the Company for Cause, the Company shall have no further liability under or in connection with this Agreement, except to provide the amounts set forth in Section 6A.

E.
Upon voluntary or involuntary termination of employment of the Employee for any reason whatsoever or expiration of the Term, the Employee shall continue to be subject to the provisions of Section 7, hereof (it being understood and agreed that such provisions shall survive any termination or expiration of the Employee’s employment hereunder for any reason whatsoever).

7.	Confidential Information. Confidentiality, Return of Property, and Covenant Not to Compete.

A.
Company Information.  The parties agree that Employee will have access to Confidential Information, as defined below, that will enable the Employee to optimize the performance of the Employee’s duties to the Company.  In exchange, the Employee agrees to use such Confidential Information solely for the Company’s benefit.  The Company and the Employee agree and acknowledge that its provision of such Confidential Information is not contingent on the Employee’s continued employment with the Company.  “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, proprietary, purchased, generated or licensed information about prospects, areas of interest or production or other business information by the Employee through the Company either directly or indirectly in writing or orally. Confidential Information does not include any of the information which is publicly known or comes from other industry sources and made generally available through no wrongful act of the Employee or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions. All capital raising or funding sources generated by the Company are deemed proprietary information hereunder.

The Employee agrees at all times during the Term and thereafter, to hold in strictest confidence, and not to use, except for the exclusive benefit of the Company, or to disclose to any person or entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company.

B.
Covenant Not to Compete.  During the Term and for a period of six months thereafter, Employee, without the prior written permission of the Company, shall not, within 150 miles of the Company’s primary offices, where the Company is conducting business at the time in question, whether or not the Company has any actual physical presence in such location (i) be employed by, or render any services to, any person, firm or corporation engaged in the exploration and development of oil and gas or any other business which is directly in competition with any “material” business conducted by the Company or any of its subsidiaries at the time of termination (as used herein “material” means a business which generated at least 10% of the Company’s consolidated revenues for the last full fiscal year for which audited financial statements are available) (“Competitive Business”); (ii) engage in any Competitive Business for his or its own account; (iii) be associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company while Employee was employed by the Company (other than Employee’s personal secretary and assistant); or (v) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers or other persons with whom the Company has a contractual relationship.  Notwithstanding the foregoing, nothing in this Agreement shall preclude Employee from investing his personal assets in any manner he chooses, provided, however, that Employee may not, during the period referred to in this Section, own more than 4.9% of the equity securities of any Competitive Business.

C.
Former Employer Information.  The Employee agrees that he will not, during his employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity and that the Employee will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

D.
Third Party Information.  The Employee recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  The Employee shall hold all such confidential or proprietary information in the strictest confidence and not disclose it to any person or entity or use it except as necessary in carrying out the Employee’s work for the Company consistent with the Company’s agreement with such third party.

E.
Returning Company Documents.  At the time of leaving the employ of the Company, the Employee will deliver to the Company (and will not keep in the Employee’s possession) information, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by the Employee pursuant to the Employee’s employment with the Company or otherwise belonging to the Company, its successors or assigns.

F.
Notification of New Employer.  In the event that the Employee leaves the employment of the Company, the Employee hereby grants consent to notification by the Company to the Employee’s new employer about the Employee’s rights and obligations under this Agreement.

G.
Representations.  The Employee understands that the Company will suffer substantial damage which will be difficult to compute if, during the period of his employment with the Company or thereafter, Employee should enter a Competitive Business or divulge Confidential Information. As a result, the Employee acknowledges that the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company. The Employee agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement.  The Employee represents that his performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by the Employee in confidence or in trust prior to the Employee’s employment by the Company.  The Employee has not entered into, and the Employee agrees that he will not enter into, any oral or written agreement in conflict herewith.

H.
Injunctive Relief.  If Employee commits a breach, or threatens to commit a breach, of any of the provisions of subsection A or B of this Section 7, the Company shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Employee that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.  The rights and remedies enumerated in this subsection H shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity.  In connection with any legal action or proceeding arising out of or relating to this Agreement, the prevailing party in such action or proceeding shall be entitled to be reimbursed by the other party for the reasonable attorneys’ fees and costs incurred by the prevailing party.

I.
Modification.  If any provision of subsection A or B of this Section 7 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

J.
Survival.  The provisions of this Section 7 shall survive the termination of this Agreement for any reason, except in the event Employee is terminated by the Company without “Cause,” or if Employee terminates this Agreement with “Good Reason,” in either of which events, clauses (i), (ii) and (iii) of subsection B of this Section 7 shall be null and void and of no further force or effect.  The non-renewal of this Agreement at the end of the Term shall not be a termination by the Company without “Cause”.

8.
Arbitration. Any dispute or controversy arising under or in connection with this Agreement (other than any dispute or controversy arising from a violation or alleged violation by the Employee of the provisions of Section 7) shall be settled exclusively by final and binding arbitration in Dallas, Texas, in accordance with the Employment Arbitration Rules of the American Arbitration Association (“AAA”).  A single arbitrator shall be selected by mutual agreement of the parties, if possible.  If the parties fail to reach agreement upon appointment of an arbitrator within thirty days following receipt by one party of the other party’s notice of desire to arbitrate, the arbitrator shall be selected from a panel or panels of persons submitted by the AAA.  The selection process shall be that which is set forth in the AAA Employment Arbitration Rules then prevailing, except that, if the parties fail to select an arbitrator from one or more panels, AAA shall not have the power to make an appointment but shall continue to submit additional panels until an arbitrator has been selected.  This agreement to arbitrate shall not preclude the parties from engaging in voluntary, non-binding settlement efforts including mediation.

9.
Notices. All notices and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by registered or certified mail (return receipt requested and with postage prepaid thereon) or by facsimile transmission to the respective parties at the following addresses (or at such other address as either party shall have previously furnished to the other in accordance with the terms of this Section):

if to the Company:

Red Mountain Resources, Inc.
Attn: Board of Directors/Compensation Committee Chairman
2515 McKinney Avenue, Suite 900
Dallas, Texas 75201

if to the Employee:

1503 Amesbury Drive
Richardson, Texas 75082

10.
Amendment; Waiver. The terms and provisions of this Agreement may be modified or amended only by a written instrument executed by each of the parties hereto, and compliance with the terms and provisions hereof may be waived only by a written instrument executed by each party entitled to the benefits thereof.  No failure or delay on the part of any party in exercising any right, power or privilege granted hereunder shall constitute a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

11.
Entire Agreement. This Agreement and all Exhibits attached hereto constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior written or oral agreements or understandings between the parties relating thereto.

12.
Severability. In the event that any term or provision of this Agreement is found to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining terms and provisions hereof shall not be in any way affected or impaired thereby, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

13.
Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns (it being understood and agreed that, except as expressly provided herein, nothing contained in this Agreement is intended to confer upon any other person or entity any rights, benefits or remedies of any kind or character whatsoever).  The Employee may not assign this Agreement without the prior written consent of the Company.  Except as otherwise provided in this Agreement, the Company may assign this Agreement to any of its affiliates or to any successor (whether by operation of law or otherwise) to all or substantially all of its business and assets without the consent of the Employee.  For purposes of this Agreement, “affiliate” means any entity in which the Company owns shares or other measure of ownership representing at least 40% of the voting power or equivalent measure of control of such entity.

14.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (except that no effect shall be given to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction).

15.	Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

16.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.
Section 409A.  This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”).  To the extent that any payments and/or benefits provided hereunder are not considered compliant with Section 409A, the parties agree that the Company shall take all actions necessary to make such payments and/or benefits become compliant.

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IN WITNESS THEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Employee has signed this Agreement as of the Effective Date.

Company:

By:	/s/ Alan W. Barksdale
Chief Executive Officer

Executive

By:	/s/ John T. Hanley
John T. Hanley